News Release                                                        Exhibit 99.1


Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                      For Release:  Immediately
                                                      Date: July 29, 2005
                                                      Contact: Mr. Clemente Teng
                                                      (818) 244-8080

 Public Storage, Inc. Reports Results for the Second Quarter Ended June 30, 2005

GLENDALE, California -Public Storage, Inc. (NYSE and PCX: PSA), announced today operating results for the quarter ended June 30, 2005.

OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2005:

Net income for the three months ended June 30, 2005 was $108,266,000 compared to $92,360,000 for the same period in 2004, representing an increase of $15,906,000, or 17.2%. This increase is primarily due to improved operations from our self-storage facilities, improved tenant reinsurance operations, and a decrease in income allocated to preferred minority interests due to the redemption of our preferred units in the first quarter of 2005. These items were partially offset by increases in general and administrative, depreciation and interest expense.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $60,763,000 or $0.47 per common share on a diluted basis for the three months ended June 30, 2005 compared to $48,204,000 or $0.37 per common share on a diluted basis for the same period in 2004, representing an increase of $0.10 per common share, or 27.0%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above. Weighted average diluted shares increased to 128,618,000 for the three months ended June 30, 2005 from 128,548,000 for the three months ended June 30, 2004, due primarily to the exercise of employee stock options.

For the three months ended June 30, 2005 and 2004, we allocated $42,147,000 and $38,780,000 of our net income, respectively, to our preferred shareholders based on distributions paid.

OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2005:

Net income for the six months ended June 30, 2005 was $204,677,000 compared to $161,427,000 for the same period in 2004, representing an increase of $43,250,000, or 26.8%. This increase is primarily due to improved operations from our self-storage facilities, improved tenant reinsurance operations, an increase in equity in earnings of real estate entities, and a decrease in income allocated to preferred minority interests. These items were partially offset by increases in general and administrative, depreciation and interest expense.

Minority interest in income declined primarily due to a reduction in redemption and restructuring costs associated with preferred partnership units and a reduction in rates on preferred issues. We allocated income to minority interests pursuant to Emerging Issues Task Force Topic D-42 ("EITF Topic D-42") totaling $874,000 and $2,063,000 for the six months ended June 30, 2005 and 2004, respectively. In addition, we allocated $8.0 million to preferred minority interests in the quarter ended March 31, 2004 as a result of a special distribution associated with a restructuring.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $109,482,000 or $0.85 per common share on a diluted basis for the six months ended June 30, 2005 compared to $70,131,000 or $0.55 per common share on a diluted basis for the same period in 2004, representing an increase of $0.30 per common share, or 54.5%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above. Weighted average diluted shares increased to 128,895,000 for the six months ended June 30, 2005 from 128,375,000 for the six months ended June 30, 2004, due primarily to the exercise of employee stock options.

For the six months ended June 30, 2005 and 2004, we allocated $82,560,000 and $76,822,000 of our net income, respectively, to our preferred shareholders based on distributions paid. We also recorded allocations of income to our preferred shareholders with respect to the application of Emerging Issues Task Force ("EITF") Topic D-42 totaling $1,904,000 (or $0.01 per common share) and $3,723,000 (or $0.03 per common share) for the six months ended June 30, 2005 and 2004, respectively.

FUNDS FROM OPERATIONS:

For the three months ended June 30, 2005, funds from operations ("FFO") increased to $0.90 per common share on a diluted basis as compared to $0.77 for the same period in 2004, representing an increase of $0.13 per common share, or 16.9%. For the six months ended June 30, 2005, FFO increased to $1.69 per common share on a diluted basis as compared to $1.35 for the same period in 2004, representing an increase of $0.34 per common share, or 25.2%.

For the six months ended June 30, 2005 and 2004, FFO has been negatively impacted as a result of i) the application of EITF Topic D-42 in connection with the redemption of preferred securities and, ii) in the case of the first quarter of 2004, the payment of a special distribution to certain preferred unit holders in connection with the restructure of the securities.

The following table provides a summary of the impact of these items that have occurred during the three and six months ended June 30, 2005 and 2004:


                                                   Three Months Ended June 30,             Six Months Ended June 30,
                                                 ----------------------------------     ----------------------------------
                                                                         Percentage                            Percentage
                                                    2005        2004       Change         2005       2004        Change
                                                 ----------   ---------  ----------     --------   --------    -----------

   FFO per common share prior to adjustments
   for the following items...................     $   0.90    $  0.77    16.9%          $ 1.71     $ 1.46         17.1%

   Application of EITF Topic D-42 in
   connection with our redemption of
   preferred securities......................            -          -                    (0.02)     (0.05)

   Special distribution paid to preferred
   unitholders in connection with
   restructuring the terms of the units......            -          -                        -      (0.06)
                                                 ----------   ---------  ----------     --------   --------    -----------
   FFO per common share, as reported ........     $   0.90    $  0.77    16.9%          $ 1.69     $ 1.35         25.2%
                                                 ==========   =========  ==========     ========   ========    ===========



In addition, FFO per common share for the six months ended June 30, 2005 includes the impact of a gain on the sale of non-real estate assets previously used by our containerized storage business, totaling approximately $1,143,000 ($0.01 per share), which occurred during the first quarter of 2005.

FFO is a term defined by the National Association of Real Estate Investment Trusts. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider our scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of performance of a REIT. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

At June 30, 2005, our "Same Store" portfolio consists of 1,269 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating on a stabilized basis throughout 2003, 2004, and the first six months of 2005.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:


Selected Operating Data for the Same Store
Facilities (1,269 Facilities):
------------------------------
                                                     Three Months Ended June 30,                 Six Months Ended June 30,
                                                ---------------------------------------   ----------------------------------------
                                                                             Percentage                                 Percentage
                                                   2005           2004         Change         2005           2004          Change
                                                ------------- -------------  ----------   ------------  -------------   ----------
                                                           (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income, net of discounts............  $  194,292     $  185,905       4.5%      $  383,799     $  366,515         4.7%
    Late charges and administrative fees
    collected..........................               8,939          8,118      10.1%          17,438         16,287         7.1%
                                                ------------- -------------  ----------   ------------  -------------   ----------
    Total revenues (a).........................     203,231        194,023       4.7%         401,237        382,802         4.8%

Cost of operations:
    Payroll expense............................      20,988         20,437        2.7%         42,132         41,100         2.5%
    Property taxes ............................      18,134         17,539        3.4%         37,926         36,726         3.3%
    Advertising and promotion..................       6,783          5,519       22.9%         12,627         11,087        13.9%
    Repairs and maintenance....................       6,341          6,744       (6.0)%        13,027         12,793         1.8%
    Utilities..................................       3,762          3,824       (1.6)%         8,262          7,897         4.6%
    Property insurance.........................       2,241          2,385       (6.0)%         4,253          4,724       (10.0)%
    Telephone reservation center...............       2,039          2,895      (29.6)%         3,791          5,655       (33.0)%
    Other costs of management..................       7,105          7,379       (3.7)%        15,128         14,744         2.6%
                                                ------------- -------------  ----------   ------------  -------------   ----------
  Total cost of operations (a).................      67,393         66,722        1.0%        137,146        134,726         1.8%
                                                ------------- -------------  ----------   ------------  -------------   ----------
Net operating income (before depreciation) ....  $  135,838     $  127,301        6.7%     $  264,091     $  248,076         6.5%
                                                ============= =============  ==========   ============  =============   ==========
Gross margin...................................       66.8%          65.6%        1.8%          65.8%          64.8%         1.5%
Weighted average for the period:
  Square foot occupancy (b)....................       92.1%          91.5%        0.7%          91.0%          90.6%         0.4%
  Realized  annual rent per occupied  square     $    11.42     $    11.00        3.8%     $    11.41     $    10.95         4.2%
   foot (c)....................................
  REVPAF (d)...................................  $    10.51     $    10.06        4.5%     $    10.39     $     9.92         4.7%

Weighted average at June 30:
  Square foot occupancy........................                                                 92.4%          91.5%         1.0%
  In place annual rent per  occupied  square
   foot (e)....................................                                            $    12.62     $    12.22         3.3%
Total net rentable square feet (in thousands)..                                                73,913         73,913           -


   a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

   b) Square foot occupancies represent weighted average occupancy levels over the entire period.

   c) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs that reduce rental income from the contractual amounts due. Realized annual rent per occupied square foot excludes late charges and administrative fees collected, and it is presented because we believe annual realized rent per occupied square foot is an important measure of our operations.

   d) Annualized rental income per available square foot ("REVPAF") represents annualized rental income, net of discounts, divided by total available net rentable square feet. REVPAF excludes late charges and administrative fees collected. REVPAF is presented because we believe it is useful in evaluating our operations.

   e) In place  annual  rent per  occupied  square  foot  represents  annualized
      contractual  rents  per  occupied  square  foot  without   reductions  for
      promotional discounts, and excludes late charges and administrative fees.

The growth in rental income during the remainder of 2005 will depend upon various factors, including our ability to maintain high occupancy levels, and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store facilities:


                                                                     Three Months Ended
                                                -----------------------------------------------------------
                                                  March 31        June 30       September 30    December 31    Full Year
                                                -----------    ------------     ------------   ------------    ---------
Media advertising expense (in 000's):
  2004.....................................     $    3,293      $  1,959        $  1,989        $  3,061        $ 10,302
  2005.....................................     $    3,525      $  2,942

REVPAF:
  2004.....................................     $     9.77      $  10.06        $  10.32        $  10.27        $  10.11
  2005.....................................     $    10.26      $  10.51

Weighted average realized annual rent per occupied square foot for the period:
  2004.....................................     $    10.90      $  11.00        $  11.23        $  11.31        $  11.10
  2005.....................................     $    11.41      $  11.42

Weighted average square foot occupancy levels for the period:
  2004.....................................        89.7%           91.5%            91.9%          90.8%           91.0%
  2005.....................................        89.9%           92.1%


DEVELOPMENT, ACQUISITION AND DISPOSITION ACTIVITIES:

During the second quarter of 2005, we opened one newly developed facility at a total cost of $6.7 million with 74,000 net rentable square feet. We also completed two expansions to convert space at former containerized storage facilities into self-storage space at a total cost of $4.9 million, adding 106,000 net rentable square feet of self-storage space. We also completed an expansion of an existing self-storage facility at an aggregate cost of $2,417,000 (which includes a land component of approximately $616,000), adding 34,000 net rentable square feet of storage space.

At June 30, 2005, there were 48 projects that were either under construction or were expected to begin construction generally within the next year, comprised of seven newly developed self-storage facilities (555,000 net rentable square feet) with total estimated cost of $81.2 million, 25 projects (1,478,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $111.0 million, and 16 projects (1,215,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $45.3 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the second quarter of 2005, we acquired eight facilities from third parties, with an aggregate of 570,000 net rentable square feet, for an aggregate cost of approximately $58.7 million in cash. These acquisitions were funded entirely by us.

In addition to the facilities acquired in the quarter ended June 30, 2005, we acquired three additional facilities for approximately $18.2 million with 235,000 net rentable square feet between July 1, 2005 and July 28, 2005. Also, at July 29, 2005, we are under contract to acquire 11 additional facilities (total approximate net rentable square feet of 886,000) at an aggregate cost of approximately $119.4 million. We anticipate that these acquisitions will be funded entirely by us. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

During the second quarter of 2005, we acquired a minority interest in two of the Consolidated Entities for an aggregate acquisition cost of approximately $32.4 million in cash.

During July 2005, in an eminent domain proceeding, one of our self-storage facilities located in the Portland, Oregon market was condemned. We expect to receive the proceeds from the disposal of this facility during the third quarter of 2005, at which time a gain of approximately $5 million will be recorded. This facility has been reclassified as "discontinued operations" on our June 30, 2005 income statement and "real estate held for disposition" on our balance sheet.

ISSUANCE OF PREFERRED SECURITIES:

On April 27, 2005, we issued 5,650,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.75% Cumulative Preferred Stock, Series E. The offering resulted in approximately $141.3 million of gross proceeds.

COMMON STOCK ACTIVITY:

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. During the quarter ended June 30, 2005, 32,000 shares were repurchased for approximately $2,019,000. No additional shares were repurchased between July 1, 2005 and July 29, 2005.

SECOND QUARTER CONFERENCE CALL:

Public Storage, Inc. (NYSE and PCX:PSA) announced today it has changed the date of hosting of the second quarter 2005 quarterly conference call . A conference call previously scheduled for Friday, August 5, 2005, is now scheduled for Monday, August 1, 2005, at 9:00 a.m. (PDT) to discuss the second quarter 2005 earnings results. The participant toll free number is (877) 516-1540 (conference ID number 7411316). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 7411316). An instant replay of the conference call may be accessed through September 1, 2005 by calling (800) 642-1687 and through September 1, 2005 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 7411316.


Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 37 states. At June 30, 2005 the Company had interests in 1,480 storage facilities with approximately 90.6 million net rentable square feet (839,000 rentable units).

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, "Risk Factors," and include changes in general economic conditions and in the market in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended June 30, 2005, which will be certified by the Company's CEO and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                              Three Months Ended             Six Months Ended
                                                                   June 30,                      June 30,
                                                         ---------------------------- ------------------------------
                                                              2005          2004           2005            2004
                                                         ------------  -------------- -------------   --------------
                                                                    (In thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities (a)......................   $  235,363    $    212,905   $   462,812    $    418,777
      Commercial properties (a)........................        2,927           2,731         5,775           5,357
      Containerized storage facilities (a).............        3,988           5,245         7,825          10,051
    Tenant reinsurance premiums........................        6,251           6,093        12,167          12,056
    Interest and other income..........................        5,767           2,583         9,322           3,940
                                                         ------------  -------------- -------------   --------------
                                                             254,296         229,557       497,901         450,181
                                                         ------------  -------------- -------------   --------------
Expenses:
    Cost of operations:
      Self-storage facilities (a)......................       80,438          74,437       162,121         149,951
      Commercial properties (a)........................        1,043           1,041         2,170           2,169
      Containerized storage facilities (a).............        3,274           2,894         6,016           5,668
      Tenant reinsurance...............................        1,566           3,750         4,543           6,885
    Depreciation and amortization......................       48,261          44,683        96,219          91,093
    General and administrative.........................        6,128           4,572        11,269          10,456
    Interest expense...................................        1,794               -         3,457             100
                                                         ------------  -------------- -------------   --------------
                                                             142,504         131,377       285,795         266,322
                                                         ------------  -------------- -------------   --------------
 Income from continuing operations before equity in
   earnings of real estate entities and minority
   interest in income.................................       111,792          98,180       212,106         183,859
Equity in earnings of real estate entities ...........         4,851           4,405        10,529           8,462
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions...................       (3,590)         (5,177)       (8,965)        (11,731)
    Special  distribution and EITF Topic D-42 allocation
    (b)................................................            -               -          (874)        (10,063)
 Other partnership interests ..........................       (4,878)         (4,580)       (9,273)         (8,583)
                                                         ------------  -------------- -------------   --------------
Income from continuing operations......................      108,175          92,828       203,523         161,944
    Gain on disposition of real estate.................           53               -            53               -
    Discontinued operations (a)........................           38            (468)        1,101            (517)
                                                         ------------  -------------- -------------   --------------
Net income                                                $  108,266     $    92,360   $   204,677    $    161,427
                                                         ============  ============== =============   ==============
Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid......................   $   42,147    $     38,780  $      82,560   $      76,822
      Based on redemptions of preferred stock..........            -               -          1,904           3,723
    Allocable to equity shareholders, Series A.........        5,356           5,376         10,731          10,751
    Allocable to common shareholders...................       60,763          48,204        109,482          70,131
                                                         ------------  -------------- -------------   --------------
                                                          $  108,266    $     92,360  $     204,677   $     161,427
                                                         ============  ============== =============   ==============
Per common share:
    Net income per share - Diluted.....................   $     0.47    $      0.37   $       0.85    $         0.55
                                                         ============  ============== =============   ==============
    Net income per share - Basic.......................   $     0.47    $      0.38   $       0.85    $         0.55
                                                         ============  ============== =============   ==============
    Weighted average common shares - Diluted (c).......      128,618         128,548        128,895         128,375
                                                         ============  ============== =============   ==============
    Weighted average common shares - Basic (c).........      127,986         127,632        128,284         127,407
                                                         ============  ============== =============   ==============


(a) The historical operations of a self-storage facility that was condemned in July 2005, a commercial facility that we sold in 2004, and the historical operations of the containerized storage facilities that we have closed are included in "Discontinued operations." Discontinued operations includes a gain on sale of non-real estate assets previously used by the discontinued containerized storage operations totaling approximately $1,143,000 during the six months ended June 30, 2005.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income in the six months ended June 30, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

(c) The increase in weighted average common share - basic and diluted was due primarily to the issuance of an aggregate of approximately 2,155,000 shares of common stock in connection with the exercise of employee stock options and vesting of restricted stock units since January 1, 2004, offset partially by the repurchase and retirement of an aggregate of approximately 1,166,000 shares of common stock since January 1, 2004.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                           June 30,           December 31,
                                                                             2005                  2004
                                                                      ----------------     -----------------
                                                                        (unaudited)
                                                                       (In thousands, except share and per
                                                                                   share data)

                              ASSETS
Cash and cash equivalents ....................................         $      390,431       $      366,255
Operating real estate facilities:
   Land and building, at cost.................................              5,647,432            5,510,750
   Accumulated depreciation...................................             (1,406,564)          (1,320,200)
                                                                      ----------------     -----------------
                                                                            4,240,868            4,190,550
Construction in process.......................................                 41,296               47,277
Real estate held for disposition, net.........................                  1,430                    -
Land held for development.....................................                  8,404                8,883
                                                                      ----------------     -----------------
                                                                            4,291,998            4,246,710
Investment in real estate entities............................                329,148              341,304
Goodwill......................................................                 78,204               78,204
Intangible assets, net........................................                101,383              104,685
Other assets..................................................                 65,479               67,632
                                                                      ----------------     -----------------
       Total assets...........................................         $    5,256,643       $    5,204,790
                                                                      ================     =================

               LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      116,147       $      129,519
Debt to joint venture partner.................................                 35,610               16,095
Preferred stock called for redemption.........................                      -               54,875
Accrued and other liabilities.................................                152,163              145,431
                                                                      ----------------     -----------------
       Total liabilities......................................                303,920              345,920

Minority interest - preferred.................................                225,000              310,000
Minority interest - other.....................................                100,756              118,903

Shareholders' equity:
   Preferred   Stock, $0.01 par value, 50,000,000 shares
   authorized, 1,691,236 shares issued (in series) and outstanding
   (3,980,186 at December 31, 2004), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              2,320,900            2,102,150
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     127,975,653 shares issued and outstanding (128,526,450 at
     December 31, 2004).......................................                 12,798               12,853
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares
     authorized,   8,753.193   shares   issued   and   outstanding
     (8,776.102 at December 31, 2004) ........................                      -                    -
   Paid-in capital............................................              2,440,152            2,457,568
   Cumulative net income......................................              2,937,550            2,732,873
   Cumulative distribution paid...............................             (3,084,433)          (2,875,477)
                                                                      ----------------     -----------------
     Total shareholders' equity...............................              4,626,967            4,429,967
                                                                      ----------------     -----------------
       Total liabilities and shareholders' equity.............         $    5,256,643       $    5,204,790
                                                                      ================     =================


                             Selected Financial Data
                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                     Three Months Ended            Six Months Ended
                                                                          June 30,                     June 30,
                                                                 ---------------------------  --------------------------
                                                                      2005          2004          2005          2004
                                                                 -------------- ------------  ------------- ------------
                                                                      (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income.....................................................   $   108,266     $  92,360    $   204,677    $ 161,427
    Add back - depreciation and amortization...................        48,261        44,683         96,219       91,093
    Add back - depreciation and amortization included in
        Discontinued Operations................................            21           383             68          821
    Add back - our pro rata share of depreciation from equity
        investments............................................         8,758         8,259         17,443       16,534
    Eliminate - depreciation with respect to non-real estate             (772)       (1,078)        (1,682)      (2,226)
    assets.....................................................
    Eliminate - our pro rata share of gain on sale of real
        estate included in equity of earnings of real estate             (441)           74         (1,706)      74
        entities...............................................
    Eliminate - gain on sale of real estate....................           (53)            -            (53)       -
    Add back - minority interest share of income...............         8,468         9,757         19,112       30,377
                                                                 -------------- ------------  ------------- ------------
Consolidated FFO...............................................       172,508       154,438        334,078      298,100
Allocable to preferred minority interest:
    Based upon ongoing distributions (b).......................        (3,590)       (5,177)        (8,965)     (11,731)
    Special distribution and EITF Topic D-42 allocation (b)....             -             -           (874)     (10,063)
Allocable to minority interest - other partnership interests...        (6,101)       (6,299)       (11,816)     (11,877)
                                                                 -------------- ------------  ------------- ------------
Remaining FFO allocable to our shareholders....................       162,817       142,962        312,423      264,429
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions........................       (42,147)      (38,780)       (82,560)     (76,822)
    Issuance costs on redeemed preferred shares................             -             -         (1,904)      (3,723)
    Equity Stock, Series A distributions.......................        (5,356)       (5,376)       (10,731)     (10,751)
                                                                 -------------- ------------  ------------- ------------
Remaining FFO allocable to our common shareholders (a).........   $   115,314     $  98,806    $   217,228    $ 173,133
                                                                 ============== ============  ============= ============

Weighted average common shares outstanding:
    Common shares outstanding..................................       127,986       127,632        128,284      127,407
    Weighted average stock options and restricted stock units
    outstanding using treasury method..........................           632           916            611          968
                                                                 -------------- ------------  ------------- ------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share.............................       128,618       128,548        128,895      128,375
                                                                 ============== ============  ============= ============
FFO per common share (a) (c)...................................   $      0.90     $    0.77    $      1.69    $    1.35
                                                                 ============== ============  ============= ============



(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income in the six months ended June 30, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

(c) FFO per common share for the six months ended June 30, 2005 was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share for the quarter ended March 31, 2005.

                              Public Storage, Inc.
                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)


                                                                 Three Months Ended          Six Months Ended
                                                                      June 30,                   June 30,
                                                              -------------------------  -------------------------
                                                                  2005         2004         2005          2004
                                                              ------------ ------------  -----------  ------------
                                                                             (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to our common shareholders (a).............     $  115,314   $   98,806    $  217,228   $ 173,133
Add: Stock-based compensation expense....................          1,152          753         2,383        1,406
Impact of application of EITF Topic D-42.................              -            -         2,778        5,786
EITF Topic D-42  charges  included  in equity in earnings of
real estate entities.....................................            131            -           131          943
Less: Capital expenditures to maintain facilities........         (2,564)      (6,939)       (9,370)      (9,644)
                                                              ------------ ------------  -----------  ------------
Funds available for distribution ("FAD") (b).............     $  114,033   $   92,620    $  213,150   $ 171,624
                                                              ============ ============  ===========  ============
Distribution to common shareholders......................     $   57,593   $   57,407    $  115,665   $ 114,755
                                                              ============ ============  ===========  ============
Distribution payout ratio (b)............................          50.5%        62.0%         54.3%         66.9%
                                                              ============ ============  ===========  ============



(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid to common shareholders by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                             Three Months Ended           Six Months Ended
                                                                  June 30,                    June 30,
                                                        ---------------------------  ---------------------------
                                                             2005          2004          2005           2004
                                                        -------------  ------------  -------------  ------------
                                                                         (Amounts in thousands)

Revenues for the 1,269 Same Store facilities.........    $   203,231   $   194,023   $   401,237    $   382,802

Revenues for non-Same Store facilities (a): Development
    facilities (year opened):
       2001 and 2002.................................          5,372         4,646        10,524          8,883
       2003..........................................          3,158         1,987         6,055          3,386
       2004..........................................          1,247           138         2,254            147
       2005..........................................             48             -            50              -
    Acquisition facilities (year acquired):
       2004..........................................          7,454             -        14,450              -
       2005..........................................          1,377             -         1,877              -
    Expansion facilities.............................          9,391         8,686        18,393         16,957
    Combination facilities...........................          4,085         3,425         7,972          6,602
                                                        -------------  ------------  -------------  ------------
Consolidated self-storage revenues (b).................  $   235,363   $   212,905   $   462,812    $   418,777
                                                        =============  ============  =============  ============

Cost of operations for the 1,269 Same Store facilities.  $    67,393   $    66,722   $   137,146    $   134,726

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2001 and 2002.................................          1,992         1,933         3,980          4,037
       2003..........................................          1,110         1,103         2,099          2,130
       2004..........................................            659           310         1,178            403
       2005..........................................             94             -           117              -
    Acquisition facilities (year acquired):
       2004..........................................          3,206             -         6,357              -
       2005..........................................            674             -           951              -
    Expansion facilities.............................          3,412         3,080         6,788          5,941
    Combination facilities...........................          1,898         1,289         3,505          2,714
                                                        -------------  ------------  -------------  ------------
Consolidated self-storage cost of operations (b).......  $    80,438   $    74,437   $   162,121    $   149,951
                                                        =============  ============  =============  ============


(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2003 through June 30, 2005, or because we acquired these facilities from third parties after December 31, 2002.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.